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                                                                 Exhibit 99(d)

Interim True-up of Transition Charges

The following is a link to the Interim True-up of Transition Charges for the Series 2003-1 and 2004-1 Bonds, filed on November 15, 2004 by TXU Electric Delivery Company, as Servicer of the bonds.


http://www.txuelectricdelivery.com/electricity/securitization/reports.asp